AFBI Share Information Stock Price

AFBI Share Information Stock Price to Tangible Book Value * Tangible book value per share equals book value per share minus intangible assets (goodwill and core deposit intangible).

AFBI Share Information Book Value Per Share

AFBI Share Information Tangible Book Value Per Share * Tangible book value per share equals book value per share minus intangible assets (goodwill and core deposit intangible).

AFBI Selected Data ($ in thousands) Earnings * Non-GAAP measure – See Non-GAAP Reconciliation

AFBI Selected Data Gross Loans ($ in thousands) * Non-GAAP measure – See Non-GAAP Reconciliation

AFBI Selected Data Loan Composition

AFBI Selected Data Deposit Composition

AFBI Selected Data

AFFINITY BANCSHARES INC.

Non-GAAP Reconciliation

	30-Sep-22	30-Jun-22	31-Mar-22	31-Dec-21	30-Sep-21
		(In thousands)			
Non-GAAP Reconciliation					
Total Loans	$650,382	$623,359	$601,693	$584,384	$571,170
Plus:					
Fair Value Marks	1,089	1,157	1,239	1,350	1,422
Deferred Loan fees	800	873	958	958	1,077
Less:					
Payroll Protection Program Loans	27	916	7,146	18,124	32,204
Indirect Auto Dealer Reserve	2,694	2,386	2,058	1,846	1,724
Other Loan Adjustments	190	82	69	224	102
Gross Loans	$649,360	$622,005	$594,617	$566,498	$539,639
Non-GAAP Reconciliation					
Net Income	$1,861	$1,783	$1,791	$1,318	$1,805
Less:					
PPP Interest Income	1	9	30	59	121
PPP Fee Income	6	62	174	271	741
Plus:					
Tax Effect	2	17	47	84	208
Non-GAAP Net Income	$1,856	$1,729	$1,634	$1,072	$1,151

Explanation of Certain Unaudited Non-GAAP Financial Measures

Reported amounts are presented in accordance with GAAP. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company's financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

AFFINITY BANK
NEWTON FEDERAL